Exhibit 23(e)

                          Consent of Financial Advisor

We hereby consent to the inclusion in the Registration Statement on Form S-4 of First Merchants Corporation relating to the proposed merger with Lafayette Bancorporation, of our opinion letter to the Board of Directors of Lafayette Bancorporation, to be signed and dated the date of the Joint Proxy Statement/Prospectus, appearing as Appendix C to the Joint Proxy Statement/Prospectus/Consent Solicitation which is a part of the Registration Statement, and to the references to such opinion therein and the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or
Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


RBC CAPITAL MARKETS

By:  RBC Dain Rauscher Inc.
December 21, 2001


                                   Ex. 23(e)-1